Exhibit 8.1

601 Lexington Avenue New York, New York 10022 (212) 446-4800 www.kirkland.com	Facsimile: (212) 446-4900

May 31, 2017

Conyers Park Acquisition Corp.

c/o Conyers Park Sponsor LLC,

3 Greenwich Office Park, 2nd Floor,

Greenwich, CT 06831

Dear Conyers Park Acquisition Corp.:

We are United States tax counsel to Conyers Park Acquisition Corp., a Delaware corporation (“Conyers Park”), in connection with the preparation of the registration statement on Form S-4 (as amended or supplemented, the “Registration Statement”) (Registration No. 333-217244) originally filed with the Securities and Exchange Commission (the “Commission”) on April 11, 2017, under the Securities Act of 1933, as amended (the “Securities Act”), by The Simply Good Foods Company, a Delaware corporation (“Simply Good Foods”). The Registration Statement relates to the registration of (i) 70,562,500 shares of common stock issued by Simply Good Foods, $0.01 par value per share (“Simply Good Foods Common Stock”) and (ii) 20,116,667 warrants to purchase shares of Common Stock, in each case as described in the Registration Statement.

The Registration Statement is being filed in connection with the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 10, 2017 by and among Conyers Park, Simply Good Foods, ATKINS INTERMEDIATE HOLDINGS, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Simply Good Foods (“IntermediateLLC”), CONYERS PARK PARENT MERGER SUB, INC., a Delaware corporation and a wholly-owned subsidiary of IntermediateLLC (“Parent Merger Sub”), CONYERS PARK MERGER SUB 1, INC., a Delaware corporation and a wholly-owned subsidiary of IntermediateLLC (“Company Merger Sub 1”), CONYERS PARK MERGER SUB 2, INC., a Delaware corporation and a wholly-owned subsidiary of Company Merger Sub 1 (“Company Merger Sub 2”), CONYERS PARK MERGER SUB 3, INC., a Delaware corporation and a wholly-owned subsidiary of Company Merger Sub 2 (“Company Merger Sub 3”), CONYERS PARK MERGER SUB 4, INC., a Delaware corporation and a wholly-owned subsidiary of Company Merger Sub 3 (“Company Merger Sub 4”), NCP-ATK HOLDINGS, INC., a Delaware corporation, solely in its capacity as the Majority Stockholder, ATKINS HOLDINGS LLC, a Georgia limited liability company (the “Majority Stockholder”) and, solely in its capacity as the Stockholders’ Representative pursuant to Section 9.15 of the Merger Agreement, ROARK CAPITAL ACQUISITION, LLC, a Georgia limited liability company.

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Conyers Park

May 31, 2017

Capitalized terms not otherwise defined herein shall have the same meanings attributed to such terms in the Registration Statement.

The Merger Agreement provides that Conyers Park will participate in the Parent Merger, as a result of which it will become a wholly-owned subsidiary of IntermediateLLC. In the Parent Merger each issued and outstanding share of Conyers Park common stock, excluding shares of Conyers Park common stock to be canceled pursuant to Section 2.5(c) of the Merger Agreement and any Parent Redeemed Shares (as defined in the Merger Agreement), will be canceled and convert automatically into the right to receive one (1) share of Simply Good Foods Common Stock.

You have requested our opinion concerning the discussion set forth in the section entitled “Material U.S. Federal Income Tax Considerations to Conyers Park Common Stockholders and Warrant Holders” in the Registration Statement. In providing this opinion, we have assumed (without any independent investigation or review thereof) that:

a.       Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and that all such documents have been duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

b.       All factual representations, warranties and statements made or agreed to by the parties to the Registration Statement and other documents relating to the Parent Merger, and in the representation letter provided to us by Conyers Park and Simply Good Foods, are true and accurate as of the date hereof; and

c.       The description of the Parent Merger in the Registration Statement is accurate, the Parent Merger will be consummated in accordance with such description, without any waiver or breach of any material provision thereof, and the Parent Merger will be effective under applicable corporate law.

This opinion is based on current provisions of the United States Internal Revenue Code of 1986 (the “Code”), the United States Treasury regulations promulgated thereunder, and the interpretation of the Code and such regulations by the courts and the Internal Revenue Service, as they are in effect and exist at the date of this opinion. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion, or any inaccuracy in the facts or assumptions on which we have relied, could adversely affect our conclusion. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. No opinion is expressed as to any transactions other than the Parent Merger, or any matter other than those specifically covered by this opinion.

Conyers Park

May 31, 2017

Based upon the foregoing, we confirm that the statements set forth in the Registration Statement under the heading “Material U.S. Federal Income Tax Considerations to Conyers Park Common Stockholders and Warrant Holders,” insofar as they address the consequences of the Parent Merger to U.S. Holders and Non-U.S. Holders and discuss matters of U.S. federal income tax law and regulations or legal conclusions with respect thereto, and except to the extent stated otherwise therein, are our opinion, subject to the assumptions, qualifications and limitations stated herein and therein.

This opinion is furnished to you solely for use in connection with the Registration Statement. This opinion is based on facts and circumstances existing on the date hereof. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Kirkland & Ellis LLP
Kirkland & Ellis LLP